FOR IMMEDIATE RELEASE
Please Contact:	Banyan Corporation (800) 808-0899	PRESS RELEASE
e-mail: info@chiropracticusa.net
www.ChiropracticUSA.net
www.Banyancorp.com

BANYAN SUBSIDIARY, CHIROPRACTIC USA, CONTINUES
EXPANDING: ENTERS AGREEMENTS FOR TEXAS

LOS ANGELES (Sept. 22, 2003)--Banyan Corporation (OTCBB: BANY) subsidiary Chiropractic USA, Inc. (Chiropractic USA) has entered Area Representative and Franchise Agreements for Texas with third-generation Doctor of Chiropractic, Bart Patzer, effective October 1, 2003. The Area Representative Agreement calls for the development of a minimum of 100 Chiropractic USA clinics in Texas, which, if achieved, will add over $25 million of royalty sales per annum to the Chiropractic USA system. The Franchise Agreement converts Dr. Patzer’s Austin-based Family Chiropractic into a Chiropractic USA location.

According to the US Census 2000 there are over 20 million people living in the great state of Texas. Dr. Patzer’s, Family Chiropractic clinic sits at the epicenter and state capitol, Austin. A native of the Lone Star State, Dr. Bart Patzer was named after Chiropractic pioneer, Dr. B.J. Palmer. Dr. Patzer has made numerous contributions to his field including service on the Diplomatic American Board of Chiropractic Orthopedics.

When asked why he wanted to participate in Chiropractic USA, Dr. Patzer stated, “Chiropractic USA takes me one step closer to my dream of a creating a synergistic affect - one-voice in one format promoting total wellness through Chiropractic care.” He added, “I look forward to the day when everyone who uses an M.D. will also have a Doctor of Chiropractic as their wellness provider.”

Dr. C.J. Mertz Director of Chiropractic USA and founder of The Waiting List Practice (“WLP”) commented, “Dr. Patzer leads one of the most successful upper-cervical practices in the United States. He is frequently invited to speak at Parker College of Chiropractic in Dallas, Texas and teaches his success principles to the students. Dr. Patzer is an Elite Platinum client of Team WLP and a mentor to Chiropractors around the country. It is an honor and a privilege to have Dr. Bart Patzer join the Chiropractic USA team.”

"We announced Dr. Patzer as our Texas Area Representative at the Waiting List Practice’s Total Skills IntegrationTM (TSI) Seminar in Las Vegas attended by hundreds of Chiropractors from around the country”, stated Michael Gelmon, CEO of Banyan Corporation. He continued, “As always, the TSI was a successful outing for Chiropractic USA and we are looking forward to additional opportunities at the next TSI Seminar in Washington, D.C. this November.”

Banyan President Cory Gelmon concluded, “With Dr. Patzer as our Area Representative in Texas, adding to our existing agreements in Hawaii, California, Iowa, Michigan, Louisiana, South Carolina, Georgia, and Florida, we are rapidly proceeding with our development program. These agreements will bring significant revenues to us over the long term. In addition, the franchise agreements already in place currently give us system wide revenues

-more-

in excess of $8 million. Considering that September marked the beginning of our franchise program, these numbers are truly remarkable and confirm the Chiropractic segment was in dire need of national infrastructure and branding.”

Please contact Banyan Corporation Investor Relations toll-free at 877-980-3114. For more information about Chiropractic USA, please visit the Chiropractic USA Web site at www.ChiropracticUSA.net.

About Chiropractic USA, Inc.
Chiropractic USA, a subsidiary of Banyan Corporation, was founded in 2001 to establish a national franchise brand in the chiropractic industry. Banyan President Cory Gelmon and Banyan Chief Executive Officer Michael Gelmon are franchise lawyers who founded Domino’s Pizza of Canada Ltd. In early 2003, chiropractic coaches Dr. CJ Mertz of Team WLP and Dr. Dennis Nikitow of Certainty Products joined the Chiropractic USA Management Team. Chiropractic USA embarked on its plan in July 2002 by acquiring a chain of chiropractic clinics in Louisiana to serve as the Chiropractic USA flagship.

About Banyan Corporation
Banyan Corporation is a publicly traded holding company focused on investing in and building a network of operating subsidiaries engaged in various innovative businesses. Currently the company’s subsidiary, Chiropractic USA’, Inc., is focusing on the development of branded Chiropractic clinics throughout North America by way of acquisitions of existing clinics as well as franchising Chiropractic clinics under its marks and uniform operating systems and practices. The company’s other subsidiary, Banyan Financial Services, Inc. is providing practice finance solutions to the Chiropractic, Medical, Dental and Healthcare communities.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Banyan Corporation) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the high technology industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Banyan Corporation. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, changes in federal or state tax laws, and market competition factors. For a description of additional risks and uncertainties, please refer to Banyan’s filings with the Securities and Exchange Commission.

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